Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Amendment No. 4 to the Registration Statement No. 333-163930 on Form F-1 of our report dated July 8, 2009, except for Note 25, which is as of December 22, 2009 and Note 28, which is as of April 16, 2010 relating to the financial statements and financial statement schedule of Mitel Networks Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the United States Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, Fair Value Measurements, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statement No. 87, 88, 106 and 132(R)) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

April 16, 2010